As filed with the Securities and Exchange Commission on February 27, 2015

Registration No. 333-67085 Registration No. 333-79269 Registration No. 333-105864 Registration No. 333-130626 Registration No. 333-150531 Registration No. 333-161036 Registration No. 333-176083

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-67085

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-79269

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-105864

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-130626

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-150531

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-161036

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-176083

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Digital River, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1901640 (I.R.S. Employer Identification No.)

10380 Bren Road West Minnetonka, Minnesota 55343 (952) 253-1234 (Address Of Principal Executive Offices)

1998 Stock Option Plan

Non-Plan Option Grants

Inducement Equity Incentive Plan

2007 Equity Incentive Plan

2011 Employee Stock Purchase Plan

(Full titles of the plans)

Kevin L. Crudden

Vice President, General Counsel and Secretary

Digital River, Inc.

10380 Bren Road West

Minnetonka, Minnesota 55343

(952) 253-1234

(Name and address, telephone number, including area code, of agent for service)

With copies to:

Stephen L. Arcano

Shilpi Gupta

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of Digital River, Inc., a Delaware corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

1.              Registration Statement 333-67085, registering 2,922,549 shares of common stock, par value $0.01 per share of the Company (the “Common Stock”) issuable pursuant to the 1998 Stock Option Plan and options granted outside of the 1998 Stock Option Plan, which was filed with SEC and became effective on November 10, 1998;

2.              Registration Statement 333-79269, registering 1,011,296 shares of Common Stock issuable under the 1998 Stock Option Plan, which was filed with the SEC and became effective on May 25, 1999;

3.              Registration Statement 333-105864, registering 2,600,000 shares of Common Stock issuable under the 1998 Stock Option Plan and the 2000 Employee Stock Purchase Plan, which was filed with the SEC and became effective on June 5, 2003;

4.              Registration Statement 333-130626, registering 87,500 shares of Common Stock issuable under the Inducement Equity Incentive Plan, which was filed with the SEC and became effective on December 22, 2005;

5.              Registration Statement 333-150531, registering 2,000,000 shares of Common Stock issuable under the 2007 Equity Incentive Plan, which was filed with the SEC and became effective on April 30, 2008;

6.              Registration Statement 333-161036, registering 2,650,000 shares of Common Stock issuable under the 2007 Equity Incentive Plan, which was filed with the SEC and became effective on August 5, 2009; and

7.              Registration Statement 333-176083, registering 3,800,000 shares of Common Stock issuable under the 2007 Equity Incentive Plan and 2011 Employee Stock Purchase Plan, which was filed with the SEC and became effective on August 5, 2011.

On February 12, 2015, pursuant to that certain Agreement and Plan of Merger, dated October 23, 2014 (the “Merger Agreement”), by and among Danube Private Holdings II, LLC, a Delaware limited liability company (“Parent”), and Danube Private Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company, the Company became a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, by means of the post-effective amendments, removes from registration any and all securities of the Company that had been registered for issuance but remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on this 27th day of February, 2015.

Digital River, Inc.

By:	/s/ Stefan B. Schulz
Stefan B. Schulz Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to registration statements on Form S-8 have been signed by the following persons in the capacities indicated below on this 27th day of February, 2015.

Signature	Title

/s/David C. Dobson	Chief Executive Officer and Director
David C. Dobson	(Principal Executive Officer)

/s/ Stefan B. Schulz	Chief Financial Officer
Stefan B. Schulz	(Principal Financial and Accounting Officer)

/s/ Robert Aquilina
Robert Aquilina	Director

/s/ Frank Baker
Frank Baker	Director

/s/ Peter Berger
Peter Berger	Director

/s/ Sam Gilliland
Sam Gilliland	Director

/s/ Jeffrey Hendren
Jeffrey Hendren	Director

/s/ Richard Mace
Richard Mace	Director

/s/ Daniel Moloney
Daniel Moloney	Director

/s/ Victor Pacor
Victor Pacor	Director